Exhibit 99.1

Warren Resources Announces Fourth Quarter and Year-End 2008 Results

•	Production for 2008 Increases 45% over 2007 Level
•	Annual Oil and Gas Revenue Increases 82% to $108 Million in 2008
•	2008 Earnings Excluding Non-cash Impairment Increase 206% over 2007 Level
•	Full-Year Cash Flow from Operations Increases 123% over 2007

NEW YORK, March 2, 2009 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) today reported its fourth quarter and full-year 2008 financial and operating results. Warren’s total natural gas and crude oil production for the year ended December 31, 2008 increased 45% to a record high of 9.0 billion cubic feet equivalent (Bcfe) compared to 6.2 Bcfe in 2007. Warren reported a loss for 2008 of $241.7 million, or ($4.17) per diluted share (all per share amounts are on a diluted basis), which includes a non-cash ceiling test write-down of its oil and gas properties and a goodwill impairment totaling $275.7 million. The non-cash write-down and impairment were primarily the result of significantly lower realized commodity prices of $32.92 per barrel of oil and $4.81 per thousand cubic feet (“Mcf”) of natural gas on December 31, 2008.

Excluding the non-cash ceiling test write-down and goodwill impairment items that impact the comparability of operating results, Warren’s 2008 earnings totaled $34.0 million, or $0.59 per share, a 206% increase over comparable 2007 net income of $11.1 million, or $0.20 per share.

Fourth Quarter of 2008 Results

For the fourth quarter of 2008, Warren recorded a net loss of $284.6 million, or ($4.89) per share, which includes the non-cash ceiling test write-down of its oil and gas properties and a goodwill impairment totaling $275.7 million. Before the effects of this ceiling-test and impairment charge, earnings for the fourth quarter 2008 would have been a loss of $8.9 million, or ($0.15) per share, compared to $4.0 million of income from operations for the fourth quarter of 2007, or $0.07 per share.

For the fourth quarter of 2008, total revenue decreased 18% to $16.5 million compared to $20.2 million for 2007, while oil and gas revenue decreased by 17% to $16.4 million compared to $19.7 million for the fourth quarter of 2007.

In the fourth quarter of 2008, Warren produced 252 thousand barrels of oil and 1.0 Bcfe of natural gas, compared to 226 thousand barrels of oil and 0.4 Bcfe of natural gas in the forth quarter of 2007. The Company’s realized crude oil prices during the fourth quarter of 2008 decreased to $49.51 per barrel from $79.32 per barrel in the fourth quarter of 2007 and fourth quarter 2008 realized natural gas prices decreased to $4.04 per Mcf from $4.56 per Mcf in the fourth quarter of 2007.

Total expenses increased to $301.2 million during the fourth quarter of 2008, including the non-cash impairments of $275.7 million. Lease operating expense increased 61% to

$10.4 million primarily due to increased production and higher service costs. Additionally, general and administrative expense decreased 36% to $3.3 million due to cost reductions effected in the fourth quarter of 2008, including the Company not paying any year-end bonuses for 2008.

Additional Full Year 2008 Results

For the year 2008, total revenue increased 77% to $109.2 million compared to 2007. Oil and gas revenue in 2008 increased by 82% to $108.0 million compared to $59.3 million for 2007. These increases were primarily attributable to increased oil and gas production and higher average commodity prices.

During 2008, oil and gas production increased 45% to an all time high of 9.0 Bcfe compared to 6.2 Bcfe in 2007. In 2008, Warren produced 1.0 million barrels of oil and 2.9 Bcfe of natural gas, compared to 825 thousand barrels of oil and 1.3 Bcfe of natural gas in 2007. Warren’s average full year 2008 realized crude oil prices increased to $88.65 per barrel from $64.60 per barrel in 2007 and average full year 2008 realized natural gas prices increased to $6.28 per Mcf from $4.81 per Mcf in 2007.

Total expenses increased to $350.7 million, including the non-cash impairment of $275.7 million, during 2008. Lease operating expense increased 36% to $31.1 million primarily due to increased production and higher service costs. Depletion, depreciation and amortization expense also increased by 110% to $24.0 million due to increased production and the reduction of our proved reserves. Due to the year-end ceiling test write-down, the Company expects its future depletion, depreciation and amortization expense to be lower than that incurred in the fourth quarter of 2008.

Total cash flow from operating activities increased by 123% to $62.0 million in 2008 from $27.8 million in 2007. This increase resulted from increased production and higher average oil and natural gas prices during 2008.

Other year-end proved reserves and our oil and gas hedging program were provided in the Company’s February 23, 2009 press release.

“It would be an understatement to say that the last six months have been extremely challenging for the oil and gas business,” said Norman F. Swanton, chairman and chief executive officer. “Given that our realized oil prices collapsed from a peak of more than $135 per barrel at mid-year to less than $33 per barrel at year-end 2008, our non-cash ceiling test write-down was not completely unexpected and appeared to be already largely factored into the market,” noted Mr. Swanton. “Warren began 2009 with $29.7 million of cash on hand and more than $23 million in availability under our credit facility. We are in full compliance with all terms and covenants under our credit facility. Until the credit crisis and oil and gas commodity prices improve, we intend to optimize production without drilling new wells while effecting cost efficiencies. We are also pursuing various measures to further improve our long term liquidity, including possible asset sales, volumetric production payments, commodity price hedging and other monetization of assets strategies.”

Recent Operational Developments

Atlantic Rim Coalbed Methane project in the eastern Washakie Basin, Wyoming

During the fourth quarter, Warren participated in drilling 22 producing wells in the Sun Dog Unit and 5 producing wells in the Doty Mountain Unit under our joint venture relationship with Anadarko Petroleum Corporation. All of the Sun Dog wells were on line and producing in early 2009. Completion of the 14 producing wells previously drilled during 2008 in the Doty Mountain Unit has been deferred until later in 2009 in order to reduce capital expenditures in the first half of the year. Water injection, electrical generation and gas compression facilities are currently being expanded in the Sun Dog Unit to accommodate the new development. We currently plan to increase the Sun Dog compression facility capacity to 50 million cubic feet of gas per day (“MMcfd”) by the end of 2009.

Gross gas production in the Sun Dog Unit is currently 15 MMcfd compared to 14.5 MMcfd at the end of 2008. During January and February 2009, gas production from the Sun Dog Unit was limited while construction and well tie-ins were being completed. Warren owns an approximate 42% working interest in the Sun Dog Unit. Gross gas production from the Doty Mountain Unit was approximately 3.8 MMcfd at the end of 2008 and has continued to increase to 5.7 MMcfd. This increased gas production from Doty Mountain is a result of the successful fracture stimulation of several of the existing wells in the unit. Warren’s working interest in the Doty Mountain Unit is approximately 36%.

In the fourth quarter of 2008, Warren participated in drilling 13 gross producing wells in the Catalina Unit, which is adjacent to the Sun Dog Unit. These wells are part of a 24 well development program that was on line and producing in early 2009. During the fourth quarter of 2008, gross gas production from the Catalina Unit averaged 27.1 MMcfd compared to 18.2 MMcfd during the previous quarter. Currently, the Company has an approximate 7% working interest in the Catalina Unit. Warren expects its working interest percentage to increase to approximately 17% as the Catalina Unit is developed on Warren’s acreage.

At this time Warren and its partners do not intend to develop additional wells in Atlantic Rim during 2009. Warren’s capital expenditure forecast for 2009 is focused on completion of the wells drilled in 2008 in the Doty Mountain Unit and expansion of facilities necessary to maximize production from existing wells. Warren and its partners in the project have elected to temporarily shut-in three of the pilot areas, Blue Sky, Jolly Roger, and Brown Cow, that were producing gas at less than commercial rates while they de-watered in order to preserve capital in 2009. Warren estimates these temporary shut-ins will save the Company approximately $2 million in lease operating expenses during 2009.

Wilmington Oil Field in the Los Angeles Basin in California

Production in the Wilmington Townlot Unit (“WTU”) averaged approximately 2,850 gross barrels of oil per day (“BOPD”) during the fourth quarter of 2008, compared to 2,770 gross BOPD for the same quarter in 2007. At this time Warren’s 2009 capital expenditure forecast does not contemplate additional drilling in the WTU during 2009. Warren owns an approximate 98.9% working interest in the WTU.

As earlier reported, the Company presented its long-term plan to the South Coast Air Quality Management District (“AQMD”) in March of 2008 to handle natural gas associated with increasing oil production from the WTU. On June 17, 2008, the Company submitted a draft California Environmental Quality Act (“CEQA”) analysis to the AQMD for review. The CEQA process is ongoing because the AQMD continues to refine its revisions to the draft CEQA document to insure compliance with applicable state and federal laws. Certification of the CEQA analysis by the AQMD should occur after the draft revisions are finalized and the document has been posted for a thirty day public comment period. The permits to install certain pieces of the new best available control technology (“BACT”) equipment should be issued shortly thereafter. Construction of the gas re-injection facilities will commence upon certification of the CEQA document and issuance of the necessary permit approvals by the AQMD.

Oil production from Warren’s North Wilmington Unit (“NWU”) averaged approximately 525 gross BOPD in the fourth quarter of 2008, compared to an average of 402 gross BOPD for the same period in 2007. Warren owns a 100% working interest in the NWU.

2009 Guidance

Warren provides the following forecast for production based upon the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

First Quarter
	Ending	Year ending
	March 31, 2009	December 31, 2009

Production:
Oil (MBbl)	240 - 250	900 - 1,000
Gas (MMcf)	850 - 950	4,200 - 4,800
Gas Equivalent (MMcfe)	2,290 - 2,450	9,600 - 10,800

Capital Expenditures

Currently, our 2009 capital expenditures budget is forecasted to be $18 million, consisting of $10 million for our California properties and $8 for our Wyoming properties. However, depending upon economic conditions, oil and gas prices and liquidity issues, capital expenditures may be reduced to approximately $6 million dollars for 2009. We do not believe such a reduction in capital expenditures would have a material effect on 2009 forecasted production or cash flows.

Financial and Statistical Data Tables

Following are financial highlights for the comparative fourth quarters and annual periods ended December 31, 2008 and 2007. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.

Consolidated Statements Of Operations

	Three Months Ended
	December 31,		Year Ended
	(unaudited)		December 31,
	2008	2007	2008	2007
	(in thousands, except		(in thousands, except
	per share		per share
	information)		information)
Revenues

Oil and gas sales	$16,387	$19,714	$108,032	$59,308

Interest and other income	157	503	1,022	2,385

Net gain (loss) on investments	5	(11)	98	(46)

	16,548	20,206	109,152	61,648

Expenses

Lease operating expenses and taxes	10,375	6,461	31,062	22,923
Depreciation, depletion and amortization	10,376	3,624	23,977	11,393

Impairment	275,684	—	275,684	—

General and administrative	3,284	5,097	14,722	13,771

Interest	1,437	952	5,293	2,170

	301,157	16,134	350,738	50,259
Income (loss) before provision for income taxes	(284,608)	4,072	(241,586)	11,389

Deferred income tax expense (benefit)	(63)	(16)	(29)	(16)

Net income (loss)	(284,545)	4,088	(241,557)	11,405

Less dividends and accretion on preferred shares	22	66	98	267

Net income (loss) applicable to common stockholders	$(284,567)	$4,022	$(241,655)	$11,138

Earnings (loss) per share - Basic	$(4.89)	$0.07	$(4.17)	$0.20

Earnings (loss) per share - Diluted	$(4.89)	$0.07	$(4.17)	$0.20

Weighted average common shares outstanding - Basic	58,194	57,557	58,000	55,893
Weighted average common shares outstanding - Diluted	58,194	58,979	58,000	56,979

Production:

Gas - MMcf	963	394	2,930	1,255

Oil - MBbls	252	226	1,011	825

Total Equivalents (MMcfe)	2,478	1,750	8,997	6,202

Realized Prices:

Gas - Mcf	$4.04	$4.56	$6.28	$4.81

Oil - Bbl	46.14	80.65	87.93	64.97

Oil - Hedge gain (loss) per Bbl	3.37	(1.33)	0.72	(0.36)

Total Equivalents (Mcfe)	$6.61	$11.27	$12.01	$9.56

	Three Months Ended
	December 31,		Year Ended
	(unaudited)		December 31,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:

Cash flow from operations	$6,507	$10,132	$62,014	$27,819
Changes in working capital accounts	(4,173)	(1,974)	(1,343)	(3,545)

Cash flow from operations before working capital changes	$2,334	$8,158	$60,671	$24,275

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, the timing and extent of changes in oil and gas prices, the availability of capital and credit market conditions, reserve and production estimates, the timing and results of drilling and other development activities, planned capital expenditures, the availability and cost of obtaining equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, governmental regulations and permitting, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. All forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s public filings with the Securities and Exchange Commission (www.sec.gov).

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.